SHUTTERSTOCK, INC.
Empire State Building
350 Fifth Avenue, 21st Floor
New York, NY 10118

Stan Pavlovsky
XXXXXXXXX
XXXXXXXXX

Re:     SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

Dear Stan:

This Second Amendment (the “Second Amendment”) to the Employment Agreement dated February 28, 2019 between you and Shutterstock, Inc. (the “Employment Agreement”), as amended on November 5, 2019, is entered into on February 11, 2020, by and between you (referred to hereinafter as the “Executive” or “you”) and Shutterstock, Inc., a Delaware corporation (the “Company”), and effective as of April 1, 2020 (the “Effective Date”).

Capitalized terms utilized but not otherwise defined herein shall have the meanings set forth in the Employment Agreement.

In consideration of the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you and the Company hereby agree that the Employment Agreement shall be amended as hereafter provided:

1.	Section 1(b) is amended and restated to read as follows:

Position and Responsibilities. During the Employment Period, the Company agrees to employ Executive in the position of Chief Executive Officer. Executive will report to the Company’s Board of Directors (the “Board”), or to such other person as the Company subsequently may determine, and Executive will be working out of the Company’s office in New York City, New York. Executive will perform the duties and responsibilities and authority customarily performed and held by an employee in Executive’s position or as otherwise may be assigned or delegated to Executive by the Board.

2.	Section 1(c) is amended and restated to read as follows:

Obligations to the Company. During the Employment Period, Executive shall perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. Notwithstanding the foregoing, Executive will be permitted to (a) with the prior written approval of the Board (which approval shall not be unreasonably withheld), act or serve as a director, trustee, or committee member of any non-profit, civic, or charitable organization, as long as such activities are disclosed in writing to the Company’s General Counsel in accordance with the Company’s policies and rules, with a copy of such notice to the Board of Directors, (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; and (c) deliver lectures, fulfill speaking engagements, teach at educational institution or manage personal investments; provided that such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement or create a potential business or fiduciary conflict. Executive may serve on the board of directors of unaffiliated companies that are not competitive with the business of the Company to the extent such service or participation does not interfere with Executive’s employment or duties under this Agreement and that Executive has advised the Board at least thirty (30) days prior to commencing service, and the Board have consented (which consent shall not be unreasonably withheld) to, such additional corporate board service. Executive shall comply with the Company’s policies and rules, as they may be in effect from time to time during Executive’s Employment.

3.	Section 2(a) is amended and restated to read as follows:

Base Salary. The Company shall pay Executive, as compensation for Executive’s services, a base salary at a gross annual rate of $700,000 commencing on the Effective Date, less all required tax withholdings and other applicable deductions, in accordance with the Company’s standard payroll procedures. Executive’s Base Salary will be subject to review and adjustments by the Compensation Committee of the Board (the “Committee”), in its sole discretion, in connection with the Company’s normal performance review process. The annual compensation specified in this subsection (a), together with any modifications to such compensation made from time to time, is referred to in this Agreement as the “Base Salary.”

4.	Section 2(b) is amended and restated to read as follows:

Cash Incentive Bonus. Executive will be eligible to earn an annual cash incentive bonus (the “Cash Bonus”), less all required tax withholdings and other applicable deductions, each calendar year during the Employment Period based upon the achievement of objective or subjective criteria (collectively, the “Performance Goals”) established by the Company in connection with the Company’s annual short term incentive compensation plan and approved by the Board, the Committee, or a delegate of either the Board or the Committee (the “Delegate”), as applicable in its sole discretion. Effective January 1, 2020, the initial target amount for any such Cash Bonus will be 100% of Executive’s Base Salary (the “Target Bonus Percentage”). Executive’s Target Bonus Percentage for any subsequent year may be adjusted, as determined in the sole discretion of the Board, the Committee or the Delegate, as applicable. Executive shall not earn a Cash Bonus unless Executive is employed by the Company on the date when such Cash Bonus is actually paid by the Company.

5.	Section 9(e)(i) is amended and restated to read as follows:

A material reduction in Executive’s duties, authorities or responsibilities, relative to Executive’s duties, authorities or responsibilities in effect immediately prior to such reduction; provided, however, that not being named the Chief Executive Officer of the acquiring corporation following a Change in Control of the Company will not constitute Good Reason.

Except as amended hereby, the Employment Agreement shall remain in full force and effect, and the valid and binding obligation of the parties thereto.

IN WITNESS WHEREOF, the parties hereto, have caused this Second Amendment to Employment Agreement to be duly executed and delivered as of the date first written above.

SHUTTERSTOCK, INC.

By: /s/ Heidi Garfield

Name:    Heidi Garfield

Title: General Counsel

EXECUTIVE

/s/ Stan Pavlovsky
Stan Pavlovsky